Exhibit 10.5

WALTER INDUSTRIES, INC.

SUPPLEMENTAL PENSION PLAN

1.                                       The purpose of this Plan is to provide supplemental benefits for employees whose pension benefits are limited by reason of the restrictions set forth in Sections 401 and 415 of the Internal Revenue Code.

2.                                       As used herein, the term “Plan” shall mean the plan set forth herein; “Qualified Pension Plan” shall mean the Pension Plan for Salaried Employees of Walter Industries, Inc. Subsidiaries, Divisions and Affiliates (a plan “qualified” under Section 401(a) of the Internal Revenue Code); “Year” shall mean the 12-month period ending on each December 31; “Company” shall mean Walter Industries, Inc. and its subsidiaries, divisions and affiliates.

3.                                       A supplemental benefit shall be established under this Plan for each employee participating in the Qualified Pension Plan whose benefit under said Plan has been reduced by reason of the limitation set forth in Section 401(a)(17) and/or Section 415(b) of the Internal Revenue Code.  The supplemental benefit shall be an amount equal to the value of the amount of pension benefit the employee would have been entitled to without regard to the limitations imposed by Sections 401 and 415 of the Internal Revenue Code less the actual amount of pension benefit he will receive.

4.                                       The Company shall not be required to fund the benefits payable under this Plan or to segregate any of its assets for such purpose.  If the Company elects to earmark any assets to pay the benefits provided hereunder, title to and beneficial ownership of such assets shall at all times remain in the Company and employees shall not have any property interest whatsoever in such assets.

5.                                       Upon termination of employment, including termination due to death, an employee (or, in the case of death, his designated beneficiary) shall be entitled to receive the supplemental benefit described in paragraph 3 above, the payment of which shall be subject to the same elections and options applicable to the benefits payable from the Qualified Pension Plan.  However, the Company may, in its sole discretion, elect to furnish any and all benefits due under this Plan by purchasing annuities, or by other means at its disposal, including payment of the present value of such benefits.

6.                                       When an employee’s participation herein begins the employee shall be informed of such participation and shall be given a copy of the Plan.

7.                                       Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, his designated beneficiary or any other person.

8.                                       If an employee has not designated a beneficiary under this Plan, his beneficiary hereunder shall be deemed to be the same as his designated beneficiary under the Qualified Pension Plan.

9.                                       Nothing contained herein shall be construed as conferring upon an employee the right to continue in the employ of the Company as an executive or in any other capacity.

10.                                 The benefit payable to an employee under this Plan shall not be deemed salary or other compensation for the purpose of computing any benefit to which an employee may be entitled under any other benefit programs.

11.                                 The Executive Compensation Committee (“Committee”) of the Board of Walter Industries, Inc. shall have full power and authority to interpret, construe and administer this Plan, and its interpretations and construction thereof, including the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful misconduct or lack of good faith.

12.                                 This Plan shall be construed in accordance with and governed by the laws of the State of Florida.

13.                                 The use of the masculine gender herein shall be deemed to include the feminine gender.